Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-82368




                              Prospectus Supplement
                               Dated July 18, 2002

         The Prospectus dated May 15, 2002 relating to the offer for resale of up to $701,960,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s Zero-Coupon Convertible Senior Notes Due 2021, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated May 16, 2002:

                                                           Aggregate Principal
                                                          Amount at Maturity of
                Selling Securityholders                   Notes That May be Sold
-------------------------------------------------------   ----------------------

Sutton Brook Capital Portfolio, LP.....................         $3,500,000

BNP Paribas Equity Strategies, SNC(1)..................         $2,000,000

GLG Market Neutral Fund................................        $17,500,000

        Total of Above(2)..............................        $23,000,000


               The "Selling Securityholders" table in the Prospectus, as supplemented, is further amended so that the aggregate principal amount at maturity of notes held by Aristeia International Limited is increased from $13,340,000 to $16,740,000 and the aggregate principal amount at maturity of notes held by Aristeia Trading, LLC is increased from $3,600,000 to $4,750,000.



(1)  This selling securityholder is an affiliate of a broker-dealer.

(2) Although the additional holdings of the Selling Securityholders listed in this prospectus supplement will cause the aggregate principal amount at maturity of notes whose ownership is listed in the Prospectus dated May 15, 2002 and in related prospectus supplements filed thereafter to exceed $701,960,000 (the aggregate principal amount at maturity of notes outstanding), the aggregate principal amount at maturity of notes outstanding has not been and will not be increased. We believe that the excess described above was caused by the fact that certain Selling Securityholders may have transferred the unregistered notes without notifying us.